As filed with the Securities and Exchange Commission on October ___, 2006	Registration No. 333-134155

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
to FORM S-3/A
on FORM S-1
registration statement under the securities act of 1933

HYDROGEN POWER, INC.
(FORMERLY KNOWN AS EQUITEX, INC. AND
HYDROGEN POWER INTERNATIONAL, INC.)
(Exact name of registrant as specified in its charter)

Delaware	84-0905189
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
7315 EAST PEAKVIEW AVENUE ENGLEWOOD, COLORADO 80111 (303) 796-8940
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

HENRY FONG, PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
7315 EAST PEAKVIEW AVENUE
ENGLEWOOD, COLORADO 80111
Telephone (303) 796-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communication, including all communication sent to the agent for service, should be sent to:
William M. Mower, Esq.
Paul Chestovich, Esq.
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center, 90 South 7th Street
Minneapolis, Minnesota 55402
Telephone (612) 672-8200

Approximate date of commencement of proposed sale to public: from time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering: [ ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, $.01 par value per share (2)	889,747 shares	$ (3)	$ (3)	$ (3)
Common stock, $.01 par value per share (4)	1,741,091 shares	$ (5)	$ (5)	$ (5)

(1)	Estimated in accordance with Rule 457 solely for the purpose of calculation of the registration fee.
(2)	Outstanding shares of common stock.
(3)	The registration fee for such shares was paid in connection with the filing of the Registrant’s Registration Statement on Form S-3 on May 16, 2006.
(4)	Common stock issuable upon exercise of outstanding warrants.
(5)	The registration fee for such shares was paid in connection with the filing of Form S-3 on May 16, 2006.

The registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED __________, 2006

PROSPECTUS

HYDROGEN POWER, INC.

(FORMERLY EQUITEX, INC. AND
HYDROGEN POWER INTERNATIONAL, INC.)

2,630,838 shares of common stock

This prospectus relates to the resale of 2,630,838 shares of common stock of Hydrogen Power, Inc. held by the selling securityholders listed on page 19 of this prospectus, including 1,741,091 shares of common stock of Hydrogen Power, Inc. that are issuable upon the exercise of certain warrants currently held by the selling securityholders. We will receive no proceeds from the sale of the currently outstanding common stock by the selling securityholders, but will receive proceeds from this offering in the event that any warrants are exercised. If all of the warrants are exercised, Hydrogen Power, Inc. will receive proceeds in an amount up to $5,488,055.

Our common stock is listed on the Over the Counter Bulletin Board (OTCBB) under the symbol “HYDP.” On October 25, 2006, the last sale price for our common stock as reported on the Over-the-Counter Bulletin Board (OTCBB) was $1.85 per share.

The shares of common stock offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 6 for a description of some of the risks you should consider before buying any shares of our common stock offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2006

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement containing this prospectus, including the exhibits to the registration statement, also contains additional information about Hydrogen Power, Inc. and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission’s website (located at www.sec.gov) or at the Securities and Exchange Commission’s Public Reference Room mentioned under the heading “Incorporation of Certain Information by Reference” on page 24 of this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read. All references in this prospectus to “Hydrogen Power,” “we,” “us,” “our” or “our company” refer to Hydrogen Power, Inc. and our consolidated subsidiaries.

The Company

Hydrogen Power, Inc. was organized under the laws of the State of Delaware in 1983 under the name “Equitex, Inc.,” and we elected to become a business development company and be subject to the applicable provisions of the Investment Company Act of 1940 in 1984. Until January 4, 1999, we were a business development company which is a form of closed-end, non-diversified investment company under the Investment Company Act of 1940. A business development company generally must maintain 70% of its assets in new, financially troubled or otherwise qualified companies, known as investee companies, and offers significant managerial assistance to such companies. Business development companies are not subject to the full extent of regulation under the Investment Company Act of 1940. We primarily were engaged in the business of investing in and providing managerial assistance to developing companies that, in our opinion, would have a significant potential for growth. On April 3, 1998, our stockholders authorized us to change the nature of our business and withdraw our election as a business development company, which became effective on January 4, 1999.

Effective December 1, 2001, we acquired all the outstanding common stock of Chex Services, Inc. in exchange for 332,000 shares of our common stock valued at $10,119,000 ($30.48 per share), in a transaction accounted for as a purchase.

In August 2002 we formed a new majority owned subsidiary, Denaris Corporation, to pursue opportunities in stored value card operations. In return for assigning our rights to certain notes receivable as well as the opportunity to acquire certain technological and other information from our subsidiary Key Financial Systems, Denaris agreed to pay us $250,000 in the form of a promissory note as well as 5,000,000 shares of Denaris common stock. As of September 30, 2006, Denaris had 6,500,000 shares of common stock outstanding; therefore, we owned 77% of the outstanding common stock.

On June 7, 2004, a wholly owned subsidiary of Seven Ventures, Inc., a publicly traded company, merged with and into Chex Services. Subsequent to the merger, Seven Ventures changed its name to FastFunds Financial Corporation (“FastFunds” or “FFFC”) and is presently trading on the Over-the Counter Bulletin Board under the symbol “FFFC”. In the merger, we exchanged our 100% ownership of Chex Services for 7,700,000 shares of FastFunds common stock representing approximately 93% of FastFunds’ outstanding common stock immediately following the merger. In addition, we received warrants to purchase 800,000 shares of FastFunds common stock at an exercise price of $0.10 per share, expiring five years from the date of closing. In connection with the merger, FastFunds received $400,000 through the issuance of convertible promissory notes bearing interest at five percent per annum, which were convertible into 4,000,000 shares of their common stock upon the occurrence of certain future events. Unless earlier converted, any outstanding balance of principal and interest is due on April 14, 2007. In June 2004, $100,000 of principal of the convertible promissory notes was converted into 1,000,000 shares of common stock; and an additional $100,000 of principal of the convertible promissory notes was converted into 1,000,000 shares of common stock in August 2004. In May 2006, we,

FastFunds and the holder of the remaining $200,000 of convertible notes entered into a settlement agreement whereby we issued 180,000 shares of our common stock. As of September 30, FastFunds has 15,494,473 shares of common stock outstanding; therefore, we owned approximately 80% of FFFC’s common stock as of that date.

On December 22, 2005, FFFC and Chex entered into an Asset Purchase Agreement (the “APA”) with Game Financial Corporation (“Game”), pursuant to which FFFC and Chex agreed to sell substantially all the assets of Chex (the “Asset Sale”). On January 31, 2006, FFFC and Chex completed the Asset Sale for $14 million pursuant to the APA. Additionally, FFFC and Chex entered into a Transition Services Agreement (the “TSA”) with Game pursuant to which FFFC and Chex agreed to provide certain services to Game to ensure a smooth transition of the sale of the cash access financial services business. We agreed to serve as a guarantor of FFFC’s and Chex’s performance obligations under the TSA, which has since expired.

On February 28, 2006, we (then known as “Equitex, Inc.”) held a special meeting of shareholders at which two proposals were ratified authorizing the acquisition (the “Acquisition”) of Hydrogen Power, Inc. (“HPI”) by EI Acquisition Corp., a newly formed subsidiary of the Company, as well as certain related common stock issuances. Effective March 14, 2006, pursuant to an Agreement and Plan of Merger and Reorganization as amended (the “Merger Agreement”), HPI merged with and into EI Acquisition Corp., with EI Acquisition Corp. (renamed Hydrogen Power, Inc.) surviving the merger as a wholly owned subsidiary of the Company.

Per the terms of the Merger Agreement, as amended, we issued to the former shareholders of HPI 2,338,990 shares of our common stock and have reserved 132,122 shares of our common stock to be issued upon exercise of options to purchase 1,550,000 shares of HPI common stock outstanding immediately prior to the time of the merger. These shares represented approximately 29% of our common shares outstanding of 8,627,779 on the date of issuance.

We also issued to the former stockholders of HPI 300,000 shares of our Series L Preferred Stock (the “Preferred Stock”). The Preferred Stock is convertible into common stock of the Company in three tranches of 100,000 shares each (referred to as the L-1, L-2 and L-3 Preferred Stock, respectively), on the 180th, 270th and 360th day following closing of the merger, respectively; each tranche shall be convertible into 40% of our common stock outstanding on the respective date of conversion. The conversion of the Preferred Stock is subject to the achievement by HPI of certain performance benchmarks as defined in the Certificate of Designation of Series L Preferred Stock, including HPI’s use of its hydrogen technology to develop prototype generators, with marketable value, for various micro and portable power applications and for various macro power applications such as fuel cells and internal combustion engines. The successful achievement of these benchmarks, and thus the conversion of the Preferred Stock, shall be determined by us in our sole discretion. In the event all three series of Series L Preferred Stock are converted into our common stock, the former stockholders of HPI would own approximately 73% of our common stock on a post-transaction basis (assuming that we do not, prior to the conversion of the L-3 Preferred Stock, issue any additional shares of common stock other than pursuant to conversion of the Series L Preferred Stock).

In addition, we issued warrants to purchase up to 1,600,000 shares of $0.01 par value common stock at $3.00 per share in exchange for outstanding warrants to purchase an equivalent number of shares of HPI common stock.

In July and September 2005, we loaned to HPI an aggregate of $3,000,000 to be used for the exploitation and commercialization of HPI’s technology. Pursuant to the Fifth Amendment to the Merger Agreement, dated March 10, 2006, we agreed to forgive payment of the $3,000,000 and accrued interest as a condition of closing. Additionally, we utilized the proceeds of the Note as described below as a contribution of capital to HPI, which proceeds were transferred to HPI at closing.

Pursuant to a Share Exchange Agreement dated December 5, 2005 with a stockholder of HPI, Aton Select Fund Limited (“Aton”), immediately prior to the effective time of the merger, we held 850,000 shares of HPI common stock that it obtained from Aton in exchange for our issuance of 700,000 shares of common stock. The Share Exchange Agreement was contemplated in the Merger Agreement.

HPI, a Seattle-based company, was organized under the laws of the State of Delaware in December 2003, which has sub-licensed a patented technology for the United States, South America, Mexico and Canada, which was developed at the University of British Columbia for producing hydrogen gas in a process called “Hydrogen Now™.” The term of the sub-license pursuant to which HPI has its rights to the Hydrogen Now technology, as well as the license pursuant to which HPI’s sub-licensor has its rights to the technology, expires on the date on which the last patent covered by the sub-license and license expires, which is currently no sooner than February 2021.

As a result of this transaction, the total number of shares issued by the Company equaled 40% of the outstanding shares of our common stock immediately prior to the effective time of the merger including those issued to Aton in the Share Exchange Agreement described above as well as the 132,122 shares reserved for issuance in connection with outstanding HPI warrants.

As a condition to the Merger Agreement, we were required to make a $5 million contribution of capital to HPI, which proceeds were transferred to HPI at closing. On March 14, 2006, we, together with FFFC, entered into a Secured Promissory Note (“Note”), Stock Pledge Agreement (“Pledge”) and Profit Participation Agreement through which FFFC loaned us $5 million. The Note is due March 14, 2007, and accrues interest at 10% per annum, payable at three, six and nine months from the issuance date. Pursuant to the Pledge, we have pledged all of its shares of HPI to FFFC to guarantee payment of the Note. Additionally, the parties executed the Profit Participation Agreement, whereby we granted to FFFC a net profit interest, as defined in the Profit Participation Agreement, in the amount of 10% of the net profit derived from HPI during the period the Note is outstanding.

On September 25, 2006, we filed a Certificate of Ownership with the Secretary of State of the State of Delaware pursuant to which Hydrogen Power, Inc., the Company’s wholly owned subsidiary, merged with and into the Company with the Company remaining as the surviving corporation to the merger. In connection with that merger, and as set forth in the Certificate of Ownership, the Company changed its corporate name to “Hydrogen Power, Inc.” and shall hereinafter be referred to as the “Company” or Hydrogen Power.

From time to time we evaluate opportunities for strategic investments or acquisitions that would complement our current services and products, enhance our technical capabilities or otherwise offer growth opportunities. As a result, acquisition discussions and, in some cases, negotiations may take place and future investments or acquisitions involving cash, debt or equity securities or a combination thereof may result.

Recent Developments

The following is a summary of recent developments regarding the Company since the year ended December 31, 2005.

Delisting From Nasdaq Stock Market

On March 17, 2006, we received a Nasdaq Staff Determination letter indicating that the Company failed to comply with certain requirements for continued listing set forth in Marketplace Rule 4340(a) and that our securities are subject to delisting from The Nasdaq Capital Market. Under Marketplace Rule 4340(a), “an issuer must apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq Listing”. The Nasdaq Staff Determination concluded that the Company’s recent acquisition of HPI is a “reverse merger” and, to avoid delisting, the Company was required to submit an initial listing application and meet the initial listing criteria on The Nasdaq Capital Market in accordance with the referenced Marketplace Rule. Under Marketplace Rule 4340(a), “an issuer must apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq Listing.” As such, the Company was required to submit an initial listing application and meet the initial listing criteria on The Nasdaq Capital Market in accordance with the referenced Marketplace Rule.

We filed an initial listing application with The Nasdaq Stock Market on March 9, 2006. Additionally, on March 23, 2006, we exercised our right to appeal the delisting of the Company’s securities by The Nasdaq Stock Market to a Listing Qualifications Panel, which granted the Company’s request to remain listed, through May 31, 2006, while the Nasdaq Staff worked to complete its review of the Company’s listing application.

On May 19, 2006, the Company notified Nasdaq that it was withdrawing its listing application with the Nasdaq Stock Market. On May 19, 2006, the Company received notification from Nasdaq that its securities would be delisted from the Nasdaq Stock Market effective May 23, 2006. Currently, the Company’s common stock is listed on the Over the Counter Bulletin Board under the trading symbol “HYDP.”

Settlement with MBC Global

On May 10, 2006, we entered into a Settlement Agreement with MBC Global, LLC, an Illinois limited liability company, and certain of its affiliates, pursuant to which we settled all potential claims and obtained a corresponding general release from such other parties, all of whom were holders of certain promissory notes originally issued by FastFunds Financial Corporation in connection with its June 7, 2004 merger transaction with Chex Services, Inc. Under the Settlement Agreement, we agreed to issue the former note holders an aggregate of 180,000 shares of our common stock, all of which will be subject to the terms of a Stock Sale and Lock-Up Agreement dated as of May 10, 2006 restricting the resale of the common shares. In addition, we entered into a Registration Agreement with the persons who received shares of our common stock pursuant to the terms of the Settlement Agreement. Under the Registration Agreement, we are obligated to file a registration statement covering the resale of their common shares on or prior to May 15, 2006 and cause that registration statement to be declared effective by the SEC on or prior to June 26, 2006. Given the registration statement was not declared effective prior to that date, we are subject to monetary penalties of up to $4,000 for the first thirty days following such date, up to $6,000 for days 31 to 60, and up to $8,000 for each 30 day period thereafter. The registration statement of which this prospectus is a part covers the resale of those shares, as required under the Registration Agreement.

Change in Name

On May 22, 2006, the Company filed a Certificate of Ownership with the Secretary of State of the State of Delaware pursuant to which Hydrogen Power International, Inc., the Company’s wholly owned subsidiary, merged with and into the Company with the Company remaining as the surviving corporation to the merger. In connection with that merger, and as set forth in the Certificate of Ownership, the Company changed its corporate name to “Hydrogen Power International, Inc.”

On September 25, 2006, the Company filed a Certificate of Ownership with the Secretary of State of the State of Delaware pursuant to which Hydrogen Power, Inc., the Company’s wholly owned subsidiary, merged with and into the Company with the Company remaining as the surviving corporation to the merger. In connection with that merger, and as set forth in the Certificate of Ownership, the Company changed its corporate name to “Hydrogen Power, Inc.”

As a holding company, from time to time we evaluate opportunities for strategic investments or acquisitions that would complement our current services and products, enhance our technical capabilities or otherwise offer growth opportunities. As a result, acquisition discussions and, in some cases, negotiations may take place and future investments or acquisitions involving cash, debt or equity securities or a combination thereof may result. Hydrogen Power, Inc. maintains its principal office at 7315 East Peakview Avenue, Englewood, Colorado 80111. You can reach us by telephone at (303) 796-8940.

Potential Agreement with HPI and Change in Control

The Company is currently negotiating the terms of an agreement and series of transactions with the principals of its former subsidiary, HPI, that would result in a change in control of the Company’s board of directors and effect a change in the Company’s management. In addition, the agreement could require the Company to divest some or all of its holdings of equity in FastFunds Financial Corporation, and eliminate all intercompany obligations between the two companies. As of the date of this prospectus, the agreement has not been finalized. Nonetheless, management currently believes that an agreement is likely to be reached on this subject matter.

The Offering

Common stock offered (1)	2,630,838 shares

Common stock outstanding before offering (2)	13,632,045 shares

Common stock outstanding after offering (3)	15,373,136 shares

Trading symbol (OTCBB)	HYDP

(1) Includes 1,741,091 shares of common stock issuable upon the exercise of certain common stock purchase warrants.

(2) Represents shares of our common stock outstanding as of October 25, 2006. Does not include: (a) shares of our common stock reserved for issuance under various stock option agreements, including those issued under our 2003 and 2005 Stock Option Plans, and certain additional options issued to certain directors and executive officers outside of these plans; or (b) shares of our common stock reserved for issuance under outstanding warrants not included in this registration statement.

(3)  Assumes the exercise of all warrants included in footnote 1.

RISK FACTORS

Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. The following risks could materially harm our business, financial condition or future results. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

RISKS ASSOCIATED WITH OUR COMPANY AND HISTORY:

We had a net loss in 2003, 2004, 2005 and the six months ended June 30, 2006, and we do not anticipate we will be profitable in 2006 as we continue to develop our hydrogen technology.

We incurred a net loss of approximately $8.8 million (a net loss applicable to common stockholders of approximately $9.5 million) for the year ended December 31, 2005, as compared to a net loss of approximately $7.5 million (a net loss applicable to common stockholders of approximately $7.7 million) for the year ended December 31, 2004, and a net loss of approximately $4.6 million (a net loss applicable to common stockholders of approximately $5.2 million) for the year ended December 31, 2003. In addition, we had a net loss of approximately $3.3 million (a net loss applicable to common stockholders of approximately $4.2 million) for the six months ended June 30, 2006, compared to a net loss of approximately $5.7 million and net loss applicable to common stockholders of approximately $5.8 million for the six months ended June 30, 2005. We anticipate further losses for the year ended December 31, 2006 as we continue to develop the hydrogen generation technology for Hydrogen Power, Inc. There is also no assurance we will be profitable in the years ending December 31, 2007 or 2008.

We presently have no sources of operating income unless and until we develop commercially viable products or we provide for other capital sources the nature of which could be detrimental to our current shareholders.

With the sale by FastFunds and Chex of substantially all of their operating assets, we no longer have an interest in any income generating operations. While we provided $8 million to HPI in connection with the recent acquisition, such amount may not provide working capital sufficient for us to develop and market any commercially viable products or services. If we cannot develop commercially viable products or services as presently contemplated, and if we do not develop other future business opportunities, the lack of revenue-generating operations would likely require us to find other sources of income for our Company. In this regard, we may not be able to locate and successfully close on other sources of funds in the future, if necessary. Even if available, the cost and nature of any funds may not be on terms favorable to our current stockholders.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act will add significant cost to our preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders.

RISKS ASSOCIATED WITH OUR SECURITIES:

Our common stock is quoted for trading on the Over the Counter Bulletin Board, which could limit the ability of our stockholders to sell our common stock at prices and at times they believe appropriate.

Our common stock is currently traded on the Over the Counter Bulletin Board (OTCBB), which is an electronic over-the-counter quotation service. Securities quoted on the over-the-counter bulletin board and pink sheets are only rarely covered by securities analysts. In addition, these quotation and trading systems generally involve a slower flow of bid, ask and sales information and fewer market making broker-dealers, which factors typically result in lower prices for quoted securities. As a result, our stockholders may have difficulty selling their shares of our common stock at times and at prices they believe appropriate.

The conversion of outstanding preferred stock and the exercise of options and warrants, at prices below the market price of our common stock could cause a decrease in the market price of our common stock.

On August 25, 2005, we issued 3,055 shares of Series K preferred stock in exchange for all of our previously outstanding Series G preferred stock and Series I preferred stock (for which there were approximately $3,055,000 in redemption value plus unpaid dividends). As of October 25, 2006, 1,911 shares of our Series K preferred stock had been converted into 1,379,915 shares of our common stock leaving 1,144 shares of Series K preferred stock outstanding. The conversion of our outstanding preferred stock into an indeterminable number of shares of our common stock as illustrated below, and the exercise of options and warrants into a maximum of 3,967,132 shares of our common stock at the currently applicable weighted-average exercise price of approximately $4.15 per common share, may be below the market price of our common stock at the time such securities are exercised and converted.

Depending on the market price of our common stock at the time of the conversion or exercise of these convertible securities, any issuance of common stock upon conversion or exercise at then-below-market prices may cause a decrease in the market price of our common stock.

Our stockholders may experience significant dilution upon the conversion of our outstanding preferred stock.

Series K Preferred Stock

Our common stockholders may experience substantial dilution from the conversion of our Series K preferred stock. As of October 25, 2006, 1,911 shares of our Series K preferred stock has been converted into 1,379,915 shares of our common stock. The conversion price of our Series K preferred stock is the lesser of $2.75 or 65% of the market price of our common stock for the five trading days prior to conversion, subject to certain adjustments. This conversion feature allows holders of the preferred stock to purchase an increasing number of common shares as a result of decreasing market prices of our common stock. The terms of our certificate of designation for Series K preferred stock prevented us from issuing more than 1,368,300 shares of our common stock upon conversion of our Series K preferred stock without stockholder approval as long as we were trading on a stock exchange. Given our recent delisting from the Nasdaq Stock Market, that 20% cap is no longer in effect. The terms of our certificate of designation for Series K preferred stock do prevent us from issuing to any single beneficial holder of the Series K preferred stock more than 4.99% of our outstanding common stock at any one time. Should any requested conversion by a beneficial holder of our Series K preferred stock potentially cause that holder to own in excess of 4.99% of our common stock, only that number of shares of common stock up to and equal to 4.99% may be issued.

Since we cannot know the conversion price of the Series K preferred stock until notice of conversion has been provided by a holder, we cannot currently determine how many shares of common stock we will actually issue upon conversion of the preferred stock. The following table sets forth, for illustrative purposes only, the effect of increasing and decreasing stock prices on the conversion price per share and number of shares issuable upon conversion of the Series K preferred stock, based on the closing market price of our common stock ($1.85) on October 25, 2006.

Price per share of common stock	Conversion price of Series K preferred stock (1)	Aggregate number of shares of common stock convertible from all Series K preferred stock (2) (3)	Percentage of outstanding common stock (3) (4)
$1.85	$1.20	951,351	6.98%
$1.39 (5)	$0.90	1,268,468	9.31%
$0.93 (6)	$0.60	1,902,703	13.96%
$2.31 (7)	$1.50	761,081	5.58%
$2.78 (8)	$1.80	634,234	4.65%

(1)   The conversion price is 65% of the market price of our common stock if the market price per share is less than $5.50, and 75% of the market price of our common stock if the market price is more than $5.50 for 20 consecutive trading days (and certain other conditions related to trading volume are met), provided, however, that the conversion price cannot be higher than $2.75 per share.
(2)   Based on 1,144 shares of Series K preferred stock currently outstanding, having an aggregate stated
value of $1,144,000.
(3)   The certificate of designation for the Series K preferred stock prevents us from issuing common stock that would allow any beneficial holder to own greater than 4.99% of our outstanding common stock at any given time, currently equal to 661,410 shares.
(4)   Based upon 13,632,045 shares of our common stock outstanding as of October 25, 2006.
(5)   Reflects a 25% reduction from the average closing price of $1.85.
(6)   Reflects a 50% reduction from the average closing price of $1.85.
(7)   Reflects a 25% increase from the average closing price of $1.85.
(8)   Reflects a 50% increase from the average closing price of $1.85.

Series L Preferred Stock

As part of our acquisition of HPI, we issued to the former stockholders of HPI 300,000 shares of Series L Preferred Stock (the “Preferred Stock”). The Preferred Stock is convertible into common stock of the Company in three tranches of 100,000 shares each (referred to as the L-1, L-2 and L-3 Preferred Stock, respectively), on the 180th, 270th and 360th day following closing of the merger, respectively; each tranche shall be convertible into 40% of our common stock outstanding on the respective date of conversion. The conversion of the Preferred Stock will be subject to the achievement by HPI of certain performance benchmarks as defined in the Certificate of Designation of Series L Preferred Stock, including HPI’s use of its hydrogen technology to develop prototype generators, with marketable value, for various micro and portable power applications and for various macro power applications such as fuel cells and internal combustion engines. The successful achievement of these benchmarks, and thus the conversion of the Preferred Stock, shall be determined by the Company in its sole discretion.

In the event all three series of Series L Preferred Stock are converted into our common stock, the former stockholders of HPI would own approximately 75% of our common stock on a post-transaction basis (assuming that we do not, prior to the conversion of the L-3 Preferred Stock, issue any additional shares of common stock other than pursuant to conversion of the Series L Preferred Stock). Based upon 13,632,045 shares of our common stock outstanding as of October 25, 2006, we would issue approximately 23,775,000 shares of our common stock if all of the Series L1, L2 and L3 shares were converted. As a result, our current stockholders would experience substantial dilution if all shares of Series L Preferred Stock are converted.

The conversion of outstanding convertible notes at prices below the market price of our common stock could cause substantial dilution to our current stockholders and a decrease in the market price of our common stock.

In March 2004, we closed on $5,000,000 of convertible promissory notes (the "Notes") with two financial institutions (the "Lenders"). The Notes carry a stated interest rate of 7% per annum and have a 45-month term. Interest only payments were due April 2004 through June 2004. Beginning in July 2004, principal and interest payments amortize over the remaining 42-month period. The Notes are senior to all other debt of Hydrogen Power and are collateralized by all assets of Chex as defined in the agreements.

The Notes are convertible into Hydrogen Power common stock at $6.885 per share up to an amount equal to 4.99% of our outstanding common stock. We have the right to make any monthly payment of principal and interest in shares of our common stock. If we exercise our right, the common stock was to be issued based on 85% of the average bid price for 20 trading days prior to the payment due date. During the third quarter of 2006, we agreed with the lender to alter the terms of the optional stock payment provision of the loans given the difficulty of obtaining closing bid prices on non-listed stocks. The payment can now be issued at 80% of the average closing price of our common stock for the three or twenty days immediately prior to the payment date, whichever is lower. The maximum number of shares that can be delivered as payment is to be equal to 10% of the average monthly trading volume for the month prior to the payment due date. The Company may also issue common shares each month in an amount not to exceed 10% of the prior month's total share volume as payment, to be applied to the outstanding principal balance up to a value of $100,000. Certain of these provisions can be, and have been, waived by the lender allowing us to make larger portions of some monthly payments in common stock. During 2005, we issued a total of 207,230 shares of its common stock valued at $863,840 as partial payments to the Lenders, with the other portions paid in cash to the Lenders, resulting in full payment. From January to October 2006, we issued an additional 265,523 shares of our common stock valued at $594,833 as partial payment with the balance of each payment made in cash, resulting in full payment.

In September 2005, we issued an aggregate of $1,500,000 of additional convertible promissory notes to the Lenders. The notes bear interest at 10% and have a 24-month term. Interest only payments were due October 2005 through December 2005 and beginning in January 2006 monthly principal and interest payments of $78,157 are due over the remaining 21-month term. In addition to the collateral described in the initial loans above, we pledged 7.7 million of its shares of FFFC common stock. The principal balance of the notes, with accrued interest, is convertible at the option of the lender, at a conversion price of $5.50. We have the right, subject to certain limitations, to make any monthly payment of principal and interest in shares of our common stock. The common stock is to be issued based on 85% of the average bid price for 20 trading days prior to the payment due date. From January to October 2006, we issued 188,833 shares of our common stock valued at $504,071 as partial payment with the balance of each payment made in cash, resulting in full payment.

As a result of our issuance of common stock in consideration for all or part of the monthly payments on these notes, our stockholders may experience substantial dilution unless we make all of our payments in cash, or the notes are paid in full. Depending on the market price of our common stock at the time of the conversion of these loans, any issuance of common stock at then-below-market prices may cause a decrease in the market price of our common stock.

We have a history of converting certain portions of our outstanding notes payable and other debts to common stock causing dilution to our stockholders.

In the past, we have converted certain notes payable, accounts payable and other liabilities to equity by issuing shares of our common stock. Currently, our board of directors has authorized us to allow the conversion of certain notes and other debts outstanding to equity and be paid in our common stock at prices up to 15% below the current trailing 10 day average closing price. As a result of this policy, our stockholders may experience substantial dilution should we be successful in converting these debts to equity.

The former stockholders of HPI generally, and its former majority stockholder specifically, will likely be able to exert significant control over our Company.

Assuming the conversion of all of the Series L Preferred Stock, the former securityholders of HPI would hold approximately 75% of our outstanding common stock on a post-transaction basis. Additionally, GHTI, Hydrogen Power’s former majority stockholder, would beneficially own approximately 63% of our outstanding common stock on a post-transaction basis, and would thus have significant influence over the management of our business, the election of directors and all matters requiring stockholder approval.

A substantial number of shares will be eligible for future sale by the former HPI shareholders and the sale of those shares could adversely affect our stock price.

As part of the acquisition agreement with HPI, we agreed to register for sale all of the shares of common stock being issued as a result of the acquisition. As a result, we are registering through this registration statement all of the shares of common stock issued in the HPI transaction that therefore will become eligible for immediate public sale. This could adversely affect the public market for our common stock should a significant portion of these shares be offered for sale at any given time. This could cause a significant decline in the market price for our common stock and therefore affect the value of any of our securities.

RISKS RELATED TO OUR HYDROGEN POWER TECHNOLOGY DEVELOPMENT BUSINESS

Our hydrogen power technology development business has a limited operating history on which to evaluate our business and currently possesses unproven hydrogen generation technology.

Following our acquisition of HPI, we are a development stage company that has only completed research and development on our unproven hydrogen power generation technology. Our business plan is subject to significant further product development and there is a lack of meaningful historical financial data that makes it difficult to evaluate its prospects. To the extent that we are able to implement our business plan, our business will be subject to all of the problems that typically affect a business with a limited operating history, such as unanticipated expenses, capital shortfalls, delays in technology development and possible cost overruns. In addition, its hydrogen generation system is an innovative product that has not yet been proven on a commercial scale or introduced to the market.

We may not be able to achieve commercialization of our potential products on the timetable we anticipate, or at all.

We cannot guarantee that we will be able to develop commercially viable hydrogen power generation products on the timetable we anticipate, or at all. The commercialization of hydrogen power generation products require substantial technological advances to improve the efficiency, functionality, durability, reliability, cost and performance of these products and to develop commercial volume manufacturing processes for these products. We cannot guarantee that we will be able to internally develop the technology necessary for commercialization of our hydrogen power generation products, or that we will be able to acquire or license any required technology from third parties. Developing the technology for high-volume commercialization requires substantial capital, and we cannot assure you that we will be able to generate or secure sufficient funding on acceptable terms to pursue commercialization plans. In addition, before any product can be released to market, it must be subjected to numerous field tests. These field tests may encounter problems and delays for a number of reasons, many of which are beyond our control.  If these field tests reveal technical defects or reveal that Hydrogen Power’s potential products do not meet performance goals, including useful life, reliability, and durability, our commercialization schedule could be delayed, and potential purchasers may decline to purchase future systems and products.

The commercialization of our hydrogen power generation systems also depend upon our ability to significantly reduce the costs of these systems and products. We cannot assure you that we will be able to sufficiently reduce the cost of these products without reducing its performance, reliability and durability, which would adversely affect consumers’ willingness to buy future products.

We have no operating revenue to date as a hydrogen technology company and a history of losses. We may be unable to generate sufficient net revenue in the future to achieve or sustain profitability.

As a development stage company, HPI experienced operating losses for each quarterly and annual period since its inception in December 2003. It experienced net losses of approximately $2.9 million for the year ended December 31, 2005 and $767,000 for the year ended December 31, 2004. As of December 31, 2005, HPI had an accumulated deficit of approximately $3.7 million. We expect our losses and cash expenditures to continue over the next several years as we work to develop commercially viable products based on our hydrogen generation technology.

We cannot assure you that we will be able to successfully execute our business plan.

The execution of our business plan poses many challenges and is based on a number of assumptions.  We cannot assure you that we will be able to successfully execute our business plan. Narrowing the scope of our development activities may not accelerate product commercialization.  If we experience significant cost overruns on any of our product development programs, or if our business plan is more costly than anticipated, certain research and development activities may be delayed or eliminated, resulting in changes or delays to our commercialization plans.

Our failure to obtain necessary additional financing would have a material adverse effect on our business plan and hinder or delay product development.

In order to develop a product or products utilizing our hydrogen power generation technology, we will require substantial additional financing. This financing would likely include equity or debt financing which would likely cause substantial dilution to our current stockholders. We may not be able to obtain such additional equity or debt financing when we need it or at all. Even if such financing is available, it may not be available on terms that are favorable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, sufficient additional financing in the future, we may be unable to develop any commercially viable hydrogen generation product, further protect our intellectual property sufficiently, meet customer demand for any products that may be developed or withstand adverse operating results should successful product development occur. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and any ability to generate future revenues would be negatively affected.

Potential fluctuations in our financial and business results makes forecasting difficult and may restrict our access to funding for our commercialization plan.

We expect our operating results to vary significantly from quarter to quarter.  As a result, quarter to quarter comparisons of these operating results are not expected to be meaningful.  Due to our hydrogen power techonolgy business’ stage of development, it is difficult to predict potential future revenues or results of operations accurately.  It is likely that in one or more future quarters our operating results will fall below the expectations of investors or securities analysts.  In addition, investors or security analysts may misunderstand our business decisions or have expectations that are inconsistent with our business plan.  This may result in our business activities not meeting their expectations.  Not meeting investor or security analyst expectations may materially and adversely impact the trading price of our common shares, and increase the cost and restrict our ability to secure required funding to pursue our commercialization plans.

A mass market for our products may never develop or may take longer to develop than we anticipate.

Even if successfully commercialized, our hydrogen power generation systems will result in products sold in markets that are still emerging, and about which little is known. As a result, we do not know whether end-users will want to use those products.  The development of a mass market for its hydrogen power generation technology may be affected by many factors, some of which are beyond its control, including the emergence of newer, more competitive technologies and products, the future cost of raw materials used by its systems, regulatory requirements, consumer perceptions of the safety of any developed products and related fuels, and consumer reluctance to buy a new product.

If a mass market fails to develop or develops more slowly than anticipated, we may be unable to recover the losses it will have incurred in the development of potential products and may never achieve profitability.  In addition, we cannot guarantee that Hydrogen Power will be able to develop, manufacture or market any products if sales levels do not support the continuation of those products.

Regulatory changes could hurt the market for our products.

Changes in existing government regulations and the emergence of new regulations with respect to hydrogen generation systems may hurt the market for any developed products.  Environmental laws and regulations in the U.S. (particularly in California) and other countries have driven interest in vehicular alternate energy systems. We cannot guarantee that these laws and policies will not change.  Changes in these laws and other laws and policies or the failure of these laws and policies to become more widespread could result in consumers abandoning their interest in hydrogen generation systems in favor of alternative technologies.  In addition, as alternative energy products are introduced into the market, the U.S. and other governments may impose burdensome requirements and restrictions on the use of these technologies that could reduce or eliminate demand for some or all of Hydrogen Power’s potential products.

If we fail to protect our intellectual property rights, competitors may be able to use its technology, which could weaken its competitive position, eliminate the potential for future revenue and increase costs.

We believe that our long-term success will depend to a large degree on its ability to protect the proprietary technology that it has licensed or acquired or may develop or acquire in the future. Although we intend to aggressively pursue anyone we reasonably believe is infringing upon our intellectual property rights, initiating and maintaining suits against third parties that may infringe upon those intellectual property rights will require substantial financial resources. We may not have the financial resources to bring such suits and if it does bring such suits, it may not prevail. Regardless of our success in any such actions, it could incur significant expenses in connection with such suits.

Failure to protect our existing intellectual property rights could seriously harm our business and prospects because we believe that developing new systems and products that are unique to us is critical to our success.  We rely on patent, trade secret, trademark and copyright law to protect our intellectual property.  However, some of our intellectual property may not be covered by any patent or patent application, and the patents that we have licensed will eventually expire.  We cannot assure that our present or future issued patents will protect its technology.  Moreover, our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent.  Accordingly, there is no assurance that:

•	any of the patents licensed by us will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others; or

•	any potential future patent applications will be issued with the breadth of claim coverage sought by us, if issued at all.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain countries.

We may also seek to protect its proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors’ rights agreements with strategic partners and employees.  We can provide no assurance that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

Certain of our intellectual property has been licensed on an exclusive basis, within certain geographical limitations, from third parties who may also license such intellectual property to others, including competitors.  If necessary or desirable, we may seek further licenses under the patents or other intellectual property rights of others.  However, we can give no assurances that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us.  The failure to obtain a license from a third party for intellectual property we use could cause us to incur substantial liabilities and to suspend the development, manufacture or shipment of products or our use of processes requiring the use of such intellectual property.

We may be involved in intellectual property litigation that causes us to incur significant expenses or prevents us from selling any developed products.

We may become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or commence lawsuits against others who we believe are infringing upon our rights.  Involvement in intellectual property litigation could result in significant expense, adversely affecting the development of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in its favor.  In the event of an adverse outcome as a defendant in any such litigation, we may, among other things, be required to:

•	pay substantial damages;

•	cease the development, manufacture, use, sale or importation of any developed products that infringe upon other patented intellectual property;

•	expend significant resources to develop or acquire non-infringing intellectual property;

•	discontinue processes incorporating infringing technology; or

•	obtain licenses to the infringing intellectual property.

We can provide no assurance that we would be successful in such development or acquisition or that such licenses would be available upon reasonable terms.  Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on our business and financial results.

We currently face and will continue to face significant competition.

As alternative energy technologies including hydrogen power generation technologies have the potential to replace existing power products, competition for those products will come from current power technologies, from improvements to current power technologies and from new alternative power technologies, including other types of alternative energy technologies. Each of our target markets is currently serviced by existing manufacturers with existing customers and suppliers. These manufacturers use proven and widely accepted technologies such as internal combustions engines and turbines as well as coal, oil and nuclear powered generators.

Additionally, there are competitors working on developing technologies other than hydrogen power generation systems (such as fuel cells, advanced batteries and hybrid battery/ICEs) in each of our targeted markets.  Some of these technologies are as capable of fulfilling existing and proposed regulatory requirements as hydrogen power technology.

There are many different individuals, institutions and companies across the United States, Canada, Europe and Japan, including corporations, national laboratories and universities that are actively engaged in the development and manufacture of alternative energy technologies including hydrogen generation technologies.  Each of these competitors has the potential to capture market share in any of our future target markets.

Many of these competitors have substantial financial resources, customer bases, strategic alliances, manufacturing, marketing and sales capabilities, and businesses or other resources which give them significant competitive advantages over Hydrogen Power.

The loss of the services of certain key employees, or the failure to attract additional key individuals, would materially adversely affect our business.

Our success could depend on the continued services of certain research and marketing personnel at our Seattle facility. In addition, our success depends in large part on our ability in the future to attract and retain key management, engineering, scientific, manufacturing and operating personnel.  Recruiting personnel for the hydrogen power industries is highly competitive.  We cannot guarantee that we will be able to attract and retain qualified executive, managerial and technical personnel needed for the development of potential products business.  Our failure to attract or retain qualified personnel could have a material adverse effect on its business.

Hydrogen products use inherently dangerous, flammable fuels, which could subject our business to product liability claims.

Our technology exposes us to potential product liability claims that are inherent in hydrogen and products that use hydrogen.  Hydrogen is a flammable gas and therefore a potentially dangerous product.  Any accidents involving our technology or future products or other hydrogen-based products could materially impede widespread market acceptance and demand for hydrogen energy products.  In addition, we may be held responsible for damages beyond the scope any insurance coverage.  We also cannot predict whether we will be able to maintain any necessary insurance coverage on acceptable terms.

RISKS RELATED TO THE BUSINESS OF OUR MAJORITY-OWNED SUBSIDIARY FASTFUNDS FINANCIAL CORPORATION:

FastFunds has no significant operating business.

In January 2006, FastFunds sold substantially all of its operating business, owned by Chex, to Game Financial Corporation and therefore currently has no significant operating business.

Chex is a guarantor of certain debt of the Company, and FastFunds’ entire investment in Chex (i.e., its ownership of all outstanding Chex Services, Inc. stock) is subject to a security interest securing such obligation. Furthermore, all of the assets of Chex are subject to a security interest for the same debt.

In March 2004, the Company (then the parent company of Chex) closed on $5 million of debt financing and issued convertible promissory notes in that principal amount to two financial institutions. The proceeds from the promissory notes were immediately thereafter loaned to Chex. These promissory notes carry a stated interest rate of 7% per annum and have a 45-month term. From April 2004 through June 2004 only interest payments were due. Beginning in July 2004, principal and interest payments began to amortize over the remaining 42-month period. The promissory notes are collateralized, among other things, by all of the assets of Chex, and by the FastFunds common stock owned by the Company. In conjunction with the Asset Sale, the holders of the promissory notes consented to the sale of assets that secured their notes. Accordingly, if we default on the obligations specified under the promissory notes, and if Chex cannot cure such defaults, FastFunds’ remaining assets could be lost.

FastFunds’ balance sheet contains certain promissory notes receivable and advances, which may not be collectible.

Included among FastFunds’ balance sheet as of June 30, 2006, are promissory notes, advances and interest receivable whose carrying value aggregate to $654,892. Among these notes are various promissory notes and advances due including a $205,000 receivable from Equitex 2000, Inc., an affiliate of the Company. Interest receivable on all of these notes and advances is $63,392. As of June 30, 2006, a valuation allowance of $519,900 on these notes and interest has been recorded. There can be no assurance that FastFunds will be able to collect any of these amounts.

There are currently outstanding securities convertible into or exchangeable for an aggregate of 2,443,280 shares of FastFunds common stock which, if converted or exchanged, will substantially dilute FastFunds’ existing stockholders.

FastFunds currently has outstanding notes and securities convertible into or exchangeable for an aggregate of 2,443,280 shares of common stock under certain conditions. In addition, the effective conversion and exercise prices of certain of these securities are significantly lower than the current market value of FastFunds’ common stock. If these securities are converted into or exchanged for common stock, their issuance would have a substantial dilutive effect on the percentage ownership of FastFunds’ current stockholders. These securities consist of: (i) outstanding warrants to purchase an aggregate of 523,000 shares of FastFunds common stock at a purchase price of $0.10 per share, which were originally issued to the Company in connection with the merger; (ii) options to purchase 385,000 shares of FastFunds common stock at $1.10 per share; and (iii) warrants to purchase an aggregate of 1,535,280 shares of FastFunds common stock at a weighted average purchase price of approximately $1.65 per share.

FastFunds’ common stock trades only in an illiquid trading market, which generally results in lower prices for FastFunds’ common stock.

Trading of FastFunds’ common stock is conducted on the Over-The-Counter Bulletin Board. This has an adverse effect on the liquidity of the common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and the lack of security analysts’ and the media’s coverage of FastFunds and its common stock. This may result in lower prices for the common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for the common stock thus affecting the value of the FastFunds shares owned by us.

FastFunds has not paid dividends to date, and has no intention of paying dividends to stockholders.

To date, FastFunds has not paid any cash dividends and does not anticipate the payment of cash dividends in the foreseeable future. Accordingly, the only return on an investment in FastFunds’ common stock, if any, may occur upon a subsequent sale of the shares of common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that are incorporated by reference into this prospectus, contain forward-looking statements regarding our plans, expectations, estimates and beliefs. Forward-looking statements in this prospectus are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may” and other similar expressions. These forward-looking statements may include, among other things, projections of our future financial performance, our anticipated growth and anticipated trends in our businesses. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. Given that circumstances may change, and new risks to the business may emerge from time to time, having the potential to negatively impact our business in ways we could not anticipate at the time of making a forward-looking statement, you are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause our results to differ include those identified in this prospectus and in any applicable prospectus supplement under the section entitled “Risk Factors,” those discussed in the Annual Report on Form 10-K for our fiscal year ended December 31, 2005, and similar sections in the other documents incorporated into this prospectus by reference. We encourage you to read these sections and documents carefully.

SUPPLEMENTARY FINANCIAL DATA

The following table contains selected summary financial data of the Company for the previous five years. On August 6, 2001, we completed the distribution of all of our assets to Equitex 2000, and Equitex 2000 assumed all of our liabilities. Immediately following this transaction, we completed the acquisitions of Key Financial Systems and Nova Financial Systems, which were recorded as reverse acquisitions. The selected financial data presented for the year ended December 31, 2001 are those of Key Financial Systems and Nova Financial Systems presented on a consolidated basis with those of Equitex for the period from August 6, 2001 through December 31, 2001 as well as those of Chex Services for the month of December 2001. In the fourth quarter of 2003, Key Financial Systems ceased “run-off” operations. In January 2006, FastFunds sold substantially all of its operating assets. Accordingly, the Key Financial Systems and FastFunds operations for all periods are presented into a one-line presentation and are included in “Income (loss) from discontinued operations.” On March 16, 2006, the Company acquired Hydrogen Power, Inc. and accordingly the financial results of HPI beginning March 16, 2006 are included in the six months ended June 30, 2006 results below.

In light of the foregoing, and as a result of the sale of substantially all of Chex’s assets in January 2006, the historical data presented below is not indicative of future results. You should read this information in conjunction with the audited consolidated/combined financial statements of the Company, including the notes to those statements (Item 8), and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations (Item 7), that are contained in our annual report on Form 10-K for the year ended December 31, 2005, and our quarterly report on Form 10-Q for the quarter ended June 30, 2006. In the opinion of management, the interim consolidated financial information reflects all adjustments of a normal recurring nature necessary for a fair statement of our financial position and results of operations at the dates and for the periods indicated. The results of operations for the six months ended June 30, 2006 may not be indicative of the results to be expected for the year ending December 31, 2006 or any other interim period.

	Six months ended		Fiscal Year Ended
	June 30, 2005	June 30, 2006	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2001
Revenues	$118,578	$67,368	$196,899	$260,256	$415,253	$881,577	$1,771,319
Loss from continuing operations	(3,081,003)	(3,702,449)	(2,590,433)	(2,846,360)	(4,303,600)	(3,053,820)	(2,153,693)
Gain (loss) from discontinued operations, net of income taxes	(2,602,933)	411,085	(6,251,804)	(4,611,623)	(273,625)	(1,265,180)	1,122,324
Net loss	(5,683,936)	(3,291,364)	(8,842,237)	(7,457,983)	(4,577,225)	(4,319,000)	(1,031,369)
Net loss applicable to common stockholders	(5,797,136)	(4,216,364)	(9,474,325)	(7,684,023)	(5,156,075)	(4,439,580)	(4,196,369)
Basic & diluted net income (loss) per common share:
Continuing operations	(0.53)	(0.45)	(0.47)	(0.54)	(1.00)	(0.84)	(2.45)
Discontinued operations	(0.42)	0.04	(0.92)	(0.82)	(0.06)	(0.33)	(0.52)
Total assets	22,261,938	29,943,390	29,553,148	24,217,706	26,257,750	27,431,748	35,349,155
Total long-term liabilities	2,174,057	922,015	4,975,423	3,044,016	37,243	240,629	232,200
Convertible preferred stock	2,544,000	2,344,000	2,544,000	2,378,000	2,378,000	4,015,000	4,285,000
Cash dividends	-	-	-	-	-	-	2,000,000

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders pursuant to this prospectus. We would receive gross proceeds in the approximate amount of $5,488,055 assuming the exercise of all warrants of which the underlying common stock are being offered hereby.

The selling securityholders will receive all proceeds from the sales of these shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their shares).

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the selling securityholders identified below of up to 2,630,838 shares of our common stock, including 1,741,091 shares of common stock issuable upon the exercise of certain warrants.

The following table lists, to our knowledge, certain information about the selling securityholders as of October 25, 2006. Except as indicated in the table and accompanying footnotes, the selling securityholders are offering all of the shares of common stock owned by them or issuable to them upon the exercise of the warrants. We will not receive any proceeds from the sale of the common stock by these selling securityholders. Notwithstanding the foregoing, we do not know when or in what amounts the selling securityholders may offer shares for resale. The selling securityholders may not sell any or all of the shares offered by them for resale under this prospectus. For this reason, we cannot estimate with any certainty the number of shares that will be held by the selling securityholders after completion of this offering. For purposes of the following table, however, we have assumed that, after completion of this offering, the selling securityholders will no longer hold any of the shares offered for resale under this prospectus.

Name of Selling Securityholder (1)	Shares of common stock owned prior to this offering (2)	Percent of outstanding common stock owned by security-holder before this offering (3)	Shares of common stock issued and issuable upon exercise of warrants	Total shares of common stock to be offered for security- holder’s account	Amount of common stock owned by security-holder after this offering (4)	Percent of outstanding common stock owned by security-holder after this offering (3)(4)

Theodore H. Swindells	54,000	0.40%	0	54,000	0	0.00%
Mark Savage	6,000	0.04%	0	6,000	0	0.00%
Daniel Ryweck	3,000	0.02%	0	3,000	0	0.00%
Paul A. Moore	35,550	0.26%	0	30,550	5,000	0.04%
Kathy Moore	13,500	0.10%	0	13,500	0	0.00%
Kevin F. Flynn, Trustee of the Kevin F. Flynn June 1992 Non-Exempt Trust	31,500	0.23%	0	31,500	0	0.00%
Fritz Voelker (5)	69,673	0.51%	1,406	22,218	47,455	0.35%
Jon Eric Landry	12,600	0.09%	0	12,600	0	0.00%
Colin P Markey	9,950	0.07%	0	9,950	0	0.00%
Sherie Swiontek	900	0.01%	0	900	0	0.00%
Chip A. Rice (6)	67,706	0.50%	22,500	22,500	45,206	0.33%
Goben Enterprises LP (7)	216,970	1.59%	37,500	42,081	174,889	1.28%

Name of Selling Securityholder (1)	Shares of common stock owned prior to this offering (2)	Percent of outstanding common stock owned by security-holder before this offering (3)	Shares of common stock issued and issuable upon exercise of warrants	Total shares of common stock to be offered for security- holder’s account	Amount of common stock owned by security-holder after this offering (4)	Percent of outstanding common stock owned by security-holder after this offering (3)(4)
Bill Koonar	20,000	0.15%	10,000	20,000	0	0.00%
The John Volken Foundation	100,000	0.73%	50,000	100,000	0	0.00%
Daniel Boyle	3,163	0.02%	1,054	3,163	0	0.00%
Stubbvo Partners (8)	36,911	0.27%	12,304	36,911	0	0.00%
Moody Revocable Trust (9)	10,544	0.08%	3,515	10,544	0	0.00%
Robert Koch	8,435	0.06%	2,812	8,435	0	0.00%
Global Hydrofuel Technology, Inc. (10)	2,131,004	15.63%	0	320,000	1,811,004	13.28%
Dil Gujral (11)	93,764	0.69%	0	93,764	0	0.00%
Aton Select Fund Limited (12)	2,363,930	17.34%	1,600,000	1,663,930	700,000	4.60%
Rahn & Bodmer	29,834	0.22%	0	29,834	0	0.00%
Kanwaljit S. Sachdeva	4,646	0.03%	0	4,646	0	0.00%
Tony Ciolfitto	938	0.01%	0	938	0	0.00%
Peter Schwarz	6,350	0.05%	0	6,350	0	0.00%
James H. Diffendorfer	4,262	0.03%	0	4,262	0	0.00%
Claire Spencer	4,262	0.03%	0	4,262	0	0.00%
Grace Capital (13)	75,000	0.55%	0	75,000	0	0.00%

TOTALS	5,414,392		1,741,091	2,630,838	2,783,554

(1) The term “selling securityholder” as used throughout this prospectus includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2)  Includes shares of common stock that are issued or issuable upon the conversion of promissory notes and the exercise of warrants that are set forth in the table with respect to such selling securityholder. For purposes of the selling securityholder table and consistent with SEC rules, beneficial ownership includes any shares as to which a stockholder has sole or shared voting power or investment power, and also any shares which a securityholder has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned does not constitute an admission on the part of the securityholder that he, she or it is a direct or indirect beneficial owner of those shares.

(3)  Based on 13,632,045 shares outstanding as of October 25, 2006.

(4) Assumes the sale of all of the shares of common stock offered by each selling Securityholders pursuant to this prospectus.

(5) Includes 24,607 shares of common stock and 12,304 shares of common stock issuable upon conversion of warrants owned by Stubbvo Partners as well as 7,029 shares of common stock and 3,515 shares of common stock issuable upon conversion of warrants owned by Moody Revocable Trust.

(6) Includes 45,206 shares owned jointly by Chip Rice with William Rice.

(7) Mr. Gary Benson, general partner, holds dispositive powers for these shares.

(8) Mr. Fritz Voelker, manager, holds dispositive powers for these shares.

(9) Mr. Fritz Voelker, trustee, holds dispositive powers for these shares.

(10) Mrs. Jagdish Gujral, majority shareholder, holds dispositive powers for these shares. Mrs. Gujral is the spouse of Mr. Dil Gujral and each disclaim beneficial ownership of the other’s shares since they have the right to vote their shares independently.

(11) Mr. Dil Gujral is the spouse of Mrs. Jagdish Gujral and may be deemed to beneficially own his wife’s shares indirectly. Both Mr. and Mrs. Gujral disclaim beneficial ownership of the other’s shares since they have the right to vote their shares independently.

(12) Mr. Werner Keicher, director, holds dispositive powers for these shares.

(13) Mr. Ralph Klein, partner, holds dispositive powers for these shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered by this prospectus on behalf of the selling securityholders, as described above under the caption “Selling Securityholders.” As used in this prospectus, “selling securityholders” includes donees, pledges, transferees and other successors in interest who are selling shares received from the selling securityholders listed herein after the date of this prospectus (whether as a gift, pledge, partnership distribution or other form of non-sale related transfer), but only after a post-effective amendment or prospectus supplement has been filed by the Company that names such donee, pledge, transferee or other successor in interest as a selling securityholder under this prospectus. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling securityholders.

The selling securityholders may, from time to time in one or more types of transactions (which may include block transactions), effect resales of shares of common stock offered hereby:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling securityholders. In the event any selling securityholder engages a broker-dealer or other person to sell the shares offered hereby, the names of such agents and the compensation arrangements will be disclosed in a post-effective amendment to the registration statement to which this prospectus relates, which must be filed prior to any such sales.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by him and, if he, she or it defaults in the performance of secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling securityholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meets the criteria and conform to the requirements of that rule.

The selling securityholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, each broker-dealer selling for its own account or the account of an affiliate is an “underwriter” under Section 2(11) of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and his affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are unable to predict the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital.

DESCRIPTION OF SECURITIES

We are registering only shares of common stock pursuant to this prospectus. We are authorized to issue up to 50,000,000 shares of common stock, $.01 par value per share. As of October 25, 2006, 13,632,045 shares of common stock were outstanding. The holders of our common stock: (i) have equal ratable rights among themselves to dividends from funds legally available therefor, when, as and if declared by the board of directors; (ii) are entitled to share ratably in all of the Company’s assets available for distributions to holders of the common stock upon liquidation, dissolution or winding up of the Company’s affairs, subject to any liquidation preferences in favor of issued and outstanding classes of preferred stock; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking-fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters submitted to a vote of the shareholders. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock offered in the offering, when issued, will be fully paid and non-assessable. The holders of our common stock do not have cumulative-voting rights.

Our board of directors has authority, without any further vote or action by the shareholders, to designate and issue shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of the common stock offered hereby. Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of investors purchasing shares in this offering and may dilute the book value of the Company.

LEGAL MATTERS

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon for us by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

EXPERTS

The audited consolidated financial statements of Hydrogen Power, Inc. (f/k/a Equitex, Inc. and Hydrogen Power International, Inc.) and subsidiaries included in our Annual Report on Form 10-K incorporated herein by reference have been so incorporated in reliance upon the report of GHP Horwath, P.C., independent registered public accounting firm, given upon their authority as experts in auditing and accounting.

With respect to our unaudited financial information for the periods ended June 30, 2006 and 2005, and March 31, 2006 and 2005 incorporated herein by reference, our independent registered public accounting firm applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States). However, as stated in its separate reports included in our quarterly reports on Form 10-Q for the quarters ended June 30, 2006 and March 31, 2006, and incorporated by reference herein, our independent registered public accounting firm did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their reports on our interim financial information should be restricted. Our independent registered public accounting firm is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on our unaudited interim financial information because those reports are not a “report” or a “part” of the Registration Statement prepared or certified by our independent registered public accounting firm within the meaning of Sections 7 and 11 of the Securities Act of 1933.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file electronically with the SEC are available to the public free of charge over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC, at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

In addition, our most current SEC filings, such as our annual, quarterly and current reports, proxy statements and press releases are available to the public free of charge on our Website, the address of which is http://www.equitex.net. More specifically, our SEC filings are available at http://www.equitex.net/Investor%20Relations.htm. Our website is not intended to be, and is not, a part of this prospectus. We will provide electronic or paper copies of our SEC filings to any stockholder or beneficial owner free of charge upon receipt of a request for any such filing. All requests for our SEC filings should be sent to the attention of Investor Relations at Hydrogen Power, Inc., 7315 East Peakview Avenue, Englewood, Colorado 80111.

As permitted by General Instructions VII. to Form S-1 and Item 12 thereunder, we are “incorporating by reference” into this prospectus certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below:

• Annual report on Form 10-K for the year ended December 31, 2005 (including information specifically incorporated by reference into our Form 10-K), filed on April 17, 2006 (1); and

• Current report on Form 8-K filed on February 6, 2006 (1);

• Current report on Form 8-K filed on March 20, 2006 (1);

• Current report on Form 8-K filed on April 4, 2006 (1);

• Current report on Form 8-K filed on May 16, 2006 (1);

• Quarterly report on Form 10-Q for the quarter ended March 31, 2006, filed on May 22, 2006 (1);

• Current report on Form 8-K filed on May 23, 2006 (2);

• Current report on Form 8-K filed on May 26, 2006 (2); and

• Amended current report on Form 8-K/A filed on May 30, 2006 (2);

• Current report on Form 8-K filed on June 22, 2006 (2);

• Quarterly report on Form 10-Q for the quarter ended June 30, 2006, filed on August 21, 2006 (2);

• Current report on Form 8-K filed on August 24, 2006 (2); and

• Current report on Form 8-K filed on September 28, 2006 (3)
__________________________
(1)	Filed under Equitex, Inc.
(2)	Filed under Hydrogen Power International, Inc.
(3)	Filed under Hydrogen Power, Inc.

In addition to the foregoing, you are urged to review the disclosures under the caption “Recent Developments” in the Prospectus Summary section of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

PROSPECTUS

___________, 2006

HYDROGEN POWER, inc.

(Formerly Known as Equitex, Inc. and Hydrogen Power International, Inc.)

2,630,838 shares of common stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The registrant estimates that expenses payable in connection with the offering described in this registration statement will be as follows:

SEC registration fee	$1,976
Legal fees and expenses	12,000
Accounting fees and expenses	4,000
Printing and engraving expenses	500
Miscellaneous	1,000
TOTAL	$19,476

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of the Company’s officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnifications provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to the Company’s best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of the Company in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Company’s best interest and must not have been adjudged liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Company in which a director is adjudged liable to the Company, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes the Company to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the Company a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by the Company.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under the Company’s Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Company.

Article VII Section 9 of the Company’s corporate bylaws provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Company has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Unless otherwise noted, all of the sales of unregistered securities listed in this Item were effected pursuant to the exemption provided under Section 4(2) of the Securities Act.

Common Stock

2006 transactions:

During the three months ended September 30, 2006 and through the filing of this registration statement, the Company issued 234,166 shares of common stock in payment of convertible notes and accrued interest totaling $352,341.

During the three months ended September 30, 2006 and through the filing of this registration statement, the Company issued 265,000 shares of common stock pursuant to two consulting contracts. The shares were valued at $490,250, which represents the number of shares issued multiplied by the value of the common stock ($1.85) on the date the consulting contracts were executed.

During the three months ended September 30, 2006 and through the filing of this registration statement, the Company issued 422,255 shares of common stock upon the conversion of debt totaling $723,151.

During the three months ended September 30, 2006 and through the filing of this registration statement, the Company issued 70,000 shares of common stock upon the exercise of warrants at an exercise price of $1.50 per share.

During the six months ended June 30, 2006, the Company issued 220,190 shares of common stock valued at $1,053,428 as payment on long-term debt and accrued interest of $895,293. The stock was issued at 85% of market value and accordingly, the Company recorded additional expense of $59,152 and $158,135, for the three and six months ended June 30, 2006.

During the six months ended June 30, 2006, the Company issued 62,793 shares of its common stock to third parties to satisfy convertible promissory notes and accrued interest aggregations of $256,900. The stock issued was valued at $320,949, (20% discount to the ten day average market price prior to the conversion) and accordingly, the Company has included $64,049 in additional interest expense for the six months ended June 30, 2006.

During the six months ended June 30, 2006, the Company issued 312,427 shares of common stock valued at $1,528,679 to satisfy $350,000 of convertible notes and other liabilities of FFFC. The stock was issued at 85% of market value, and accordingly, the Company recorded an additional expense of $797,818 (included in loss from discontinued operations) for the six months ended June 30, 2006.

During the six months ended June 30, 2006, the Company issued 60,000 shares of common stock and warrants to purchase 60,000 shares of the Company’s common stock to third parties in conjunction with a private placement. The warrants have a term of three years and an exercise price of $5.00. The Company received $240,000 in the private placement. The market price of the common stock on the date of the grant was $4.61 per share.

During the six months ended June 30, 2006, the Company issued 8,878 shares of common stock valued at $33,215 in consideration of not meeting the due date on a promissory note. Accordingly, $17,921 and $33,215 is included in interest expense for the three and six months ended June 30, 2006.

2005 transactions (all of which were effected pursuant to the exemption provided under Section 4(2) of the Securities Act):

During the year ended December 31, 2005, the Company sold 725,332 shares of common stock to accredited investors in a private placement for $3.00 per share and received proceeds of $2,175,996, from which the Company paid customary fees and expenses, including fees of $151,500 paid to Blake Advisors, LLC, $7,500 paid to Feltl and Company, and $21,000 paid to Mr. Ijaz Anwar. In conjunction with the private placement, the investors received warrants to purchase up to 362,666 shares of common stock at an exercise price of $5.50 per share, which expire in June 2008.

During the year ended December 31, 2005, the Company issued 326,608 shares of common stock to accredited investors upon the conversion of warrants for $906,644, at an average conversion price of approximately $2.78 per share.

During the year ended December 31, 2005, the Company issued 130,142 shares of common stock to a third party in exchange for their assumption of Company and Key accounts payable of $553,840, at an average price of $4.26 per share (the market price of the common stock at the date of conversion). In addition, the Company and Key converted notes and interest payable of $161,209 due to the original third-party creditors into 43,935 shares of common stock at a conversion price of $3.67 per share (the market price of the common stock at the date of conversion). Lastly, the Company issued 16,015 shares of common stock for legal services valued at $78,866 at an average price of $4.92 per share (the market price of the common stock at the date of issuance).

During the year ended December 31, 2005, the Company issued 207,230 shares of common stock to a credit and accredited investor, valued at $945,138, as payment on long-term debt and accrued interest. The stock was issued at 85% of market value and accordingly, the Company recorded additional expense of $152,769 during the year ended December 31, 2005.

During the year ended December 31, 2005, the Company issued 15,152 shares of common stock to an individual, valued at $95,013, in satisfaction of a FFFC liability.

2004 transactions:

During the year ended December 31, 2004, the Company issued 131,796 shares of common stock upon the exercise of stock options and warrants for $230,827 cash and for retirement of interest and note payable of $148,962 at an average exercise price of $1.75 per share.

During the year ended December 31, 2004, the Company converted $25,647 of accounts payable for common stock previously issued as contingent consideration.

In October 2004, the Company issued 4,325 shares of common stock, in exchange for legal services. The shares were valued at $25,582 (the market price of the common stock at the date of issuance).

In November 2004, the Company issued 2,500 shares of common stock to a director of the Company in exchange for $6,450 of accrued amounts owed at a conversion price of $2.58 per share, the market price at the date of issuance.

2003 transactions:

During the year ended December 31, 2003, the Company issued 590,537 shares of common stock upon the conversion of 569,453 warrants and 21,084 stock options for $1,869,490 (net of offering costs of $241,373) at an average conversion price of $3.18 per share. Of these shares, 37,500 were issued to a subsidiary of the Company at exercise prices of $2.28 to $3.00 per share. The shares issued to the subsidiary are presented as common treasury stock. Accordingly, common treasury stock was increased by $105,050.

During the year ended December 31, 2003, accounts and notes payable of $298,535 were converted into 64,803 shares of common stock at conversion prices of $3.84 to $5.58 per share, the market price of the common stock at the date of issuance.

In December 2003, the Company issued 17,852 shares of common stock as contingent consideration for accounts payable. As the shares of common stock are sold by the holder, the amounts received will be applied to reduce the accounts payable (approximately $163,000 at December 31, 2003) due to the holder by the Company.

Preferred Stock

Series D convertible preferred stock:

In 2003, 167 shares of Series D Preferred Stock, plus cumulative unpaid dividends of $49,135 were converted into 77,876 shares of common stock at conversion prices of $1.50 to $3.96 per share. In July 2005, the remaining 408 shares of Series D Preferred Stock plus cumulative unpaid dividends of $188,911 were converted into 203,529 shares of common stock at a conversion price of $2.93.

Series G convertible preferred stock:

In August 2005, the remaining 370 shares of Series G Preferred Stock, at 135% of the stated value and cumulative unpaid dividends of $87,285 were exchanged for 587 shares of the Series K Preferred Stock.

Series K convertible preferred stock:

In 2006, 1,400 shares of Series K Preferred Stock, plus cumulative unpaid dividends of $70,750 were converted into 1,193,143 shares of common stock at conversion price of $1.13 to $2.78 per share.

In 2005, 511 shares of Series K Preferred Stock, plus cumulative unpaid dividends of $5,329 were converted into 226,022 shares of common stock at conversion prices of $2.76 to $2.77 per share.

Series I convertible preferred stock:

In August 2005, 1,600 shares of Series I Preferred Stock, at 125% of the stated value and cumulative unpaid dividends of $340,215 and penalties of $128,000 were exchanged for 2,468 shares of the Series K Preferred Stock.

Notes, Interest and Stock Subscription Receivables

At June 30, 2006, notes and interest receivable from a Director of Chex of $505,366 are presented as a reduction in stockholders’ equity based on management’s evaluation of repayment intentions. The notes are due on demand and the Company is no longer accruing interest on these notes due to uncertainty as to collection. The notes are collateralized by unregistered shares of the Company’s common stock. Pursuant to the consulting agreement between FFFC and the Director, all compensation earned under the agreement will be applied to these receivables.

At December 31, 2005, $135,000 is presented as a stock subscription receivable related to 25,000 shares of FFFC common stock that were issued to convertible noteholders. The $135,000 was written off during the second quarter of 2006 in conjunction with the settlement agreement with the convertible noteholders as described in Note 4.

In 2003, Chex sold 166,667 shares of Company common stock owned by Chex and which represent treasury stock of the Company, in exchange for an $800,000 promissory note. The note had an interest rate of 7% per annum and was originally payable in three installments of principal and interest through June 30, 2004. The promissory note was collateralized by a pledge agreement, which granted Chex a security interest in up to 116,667 of the purchased shares. A payment of $200,000 was received during the year ended December 31, 2004. In 2004, the Company reached an agreement with the note holder to return 83,333 shares of Company common stock in full payment of the remaining $600,000 receivable. Since the market price of the 83,333 shares of common stock on the date of the agreement was approximately $350,000, the Company reduced the receivable by $250,000 and charged equity (additional paid-in capital). The 83,333 shares were returned to Chex during the third quarter of 2004.

Treasury Stock Transactions

2006 transactions:

In March 2006, the Company issued 1,200,000 shares of its common stock to FFFC in satisfaction of $6,144,000 in notes, advances and interest payable that HPII and its majority-owned subsidiary owed FFFC and Chex.

During the six months ended June 30, 2006, FFFC purchased 41,858 shares from a third party of HPII common stock for $192,299 or $4.59 per share (the market price of the Company’s common stock on the purchase date). The cost of the shares has been added to treasury stock.

2005 transactions:

During the year ended December 31, 2005, Chex sold 82,308 shares of Company common stock for $220,329 or $2.68 per share (the market price of the common stock at the date of sale). The stock was acquired at an average cost of approximately $3.57 per share and the cost of the shares sold ($293,583) has been removed from treasury stock. The difference between the sales price and cost of the shares sold ($73,254) has been classified as a reduction of additional paid-in capital.

2004 transactions:

During the year ended December 31, 2004, Chex sold 228,050 shares of Company common stock for approximately $919,514 or $4.03 per share (the market price of the common stock at the date of sale). The stock was acquired at an average cost of approximately $3.27 per share and the cost of the shares sold ($745,247) has been removed from treasury stock. The difference between the sales price and cost of the shares sold ($174,267) has been classified as additional paid in capital.

During the year ended December 31, 2004, Chex purchased 17,250 shares of Company common stock for $113,625 or $6.59 per share (the market price of the Company's common stock on the purchase date). The cost of the shares has been added to treasury stock.

During the year ended December 31, 2004, Chex distributed 7,500 shares of Company common stock to third parties for services rendered to the Company. Accordingly, the Company has recorded an expense of $50,750 or approximately $6.77 per share (the market price of the common stock on the distribution date).

2003 transactions:

In January 2003, Chex converted 650 shares of the Company's Series J Preferred Stock plus unpaid dividends of $8,884 into 274,536 shares of common stock. The cost of the preferred stock was $650,000, which has been reclassified from preferred treasury stock to common treasury stock.

In June 2003, Chex purchased 50,000 shares of Company common stock from its affiliate, Equitex 2000 for $4.14 per share (the market price of the common stock at the date of the purchase). The cost of the shares ($207,000) has been classified as treasury stock.

During the year ended December 31, 2003, Chex exercised warrants to purchase 37,500 shares of Company common stock at exercise prices of $2.31 to $3.00 per share. The cost of these shares issued ($105,050) has been classified as treasury stock.

During the year ended December 31, 2003, Chex sold 204,334 shares of Company common stock between $3.42 and $6.00 per share (the market prices of the common stock at the date of each sale). The stock was acquired at an average cost of approximately $2.82 per share and the cost of the shares sold ($575,968) has been reclassified from treasury stock. The excess between the sales price over the cost of the shares sold ($576,034) has been classified as additional paid in capital.

Options

In September 2005, the Company granted five-year options to purchase 447,500 shares of common stock to directors, officers, employees and consultants of the Company from its 2005 Stock Option Plan (“2005 Plan”). The options have exercise prices of between $1.60 and $2.00 per shares (the market price of the common stock at the respective grant dates or higher).

In January 2006, the Company issued 60,127 shares of common stock from the 2005 Plan to the consultants of the Company. The shares were valued at $294,000 and made on behalf of the Company’s majority-owned subsidiary, FastFunds Financial Corporation in payment of consulting fees.

In December 2005, the Company issued 50,000 shares of common stock from the 2005 Plan to the Company’s President. The shares were issued in lieu of a cash payment of $255,500 for accrued bonuses payable.

In July 2004, the Company granted five-year options to purchase 333,334 shares of common stock to directors, officers, employees and consultants of the Company, which includes 97,500 options to Chex employees. The options were granted under the 2003 Plan. The options have an exercise price of $5.10 per share (the market price of the common stock on the date of grant). The 75,000 options that were granted to the consultants were valued at $6,970 based upon the Black-Scholes option pricing model.

In May and June 2003, the Company granted five-year options to purchase 233,333 shares of common stock to directors, officers and employees of the Company (which includes 126,667 options to Chex employees) and 16,667 options to a consultant for services. The options have exercise prices between $4.08 and $6.18 per share (the market price of the common stock at the respective grant dates). The options granted to the consultant were valued at $19,000 based upon the Black-Scholes option pricing model.

Warrants

2006 transactions:

During the three months ended September 30, 2006 and through the date of this filing, the Company issued warrants to purchase 189,250 shares of the Company’s common stock, 150,000 of which expire three years from their issuance date and are exercisable at $1.98 per share, and 39,250 of which expire in five years from their issuance date and are exercisable at either $2.00 or $2.25 per share.

During the six months ended June 30, 2006, the Company issued warrants to noteholders to purchase 62,500 shares of the Company’s common stock for a period of three years at exercise prices of $2.00 and $4.71 per share. The market prices as of the date of the issuances ranged from $3.22 to $5.15. These warrants were valued at $217,475 based on the Black-Scholes option pricing model and are included in corporate general, selling and administrative expense for the six months ended June 30, 2006.

During the six months ended June 30, 2006, the Company issued warrants (to FFFC convertible noteholders as part of a settlement) to purchase 21,091 shares of the Company’s common stock for a period of three years at an exercise price of $5.10 per share (the market price of the common stock on the date the terms of the settlement were reached). These warrants were valued at $73,882 based on the Black-Scholes option pricing model and are included in loss from discontinued operations for the six months ended June 30, 2006.

During the six months ended June 30, 2006, the Company extended certain warrants by an additional year. The extended warrants were valued at $12,632 greater than the original warrants at the date of the extension based on the Black-Scholes option-pricing model and are included in corporate, general, selling and administrative expense for the six months ended June 30, 2006.

In March 2006, in conjunction with the HPI acquisition, the Company issued warrants to purchase 1,600,000 shares of the Company’s commons tock for a one year period, at an exercise price of $3.00 per share. The warrants were valued at $4,246,400 based on the Black-Scholes option pricing model and are included as part of the purchase price of HPI.

2005 transactions:

During the year ended December 31, 2005, the Company extended the term of certain warrants. As a result of the modification, the Company recognized an additional $138,573 of expense for the year ended December 31, 2005.

2004 transactions:

In March 2004, the Company issued warrants to acquire up to 133,333 shares of common stock at an exercise price of $9.00 to the Lenders of the $5 million convertible promissory notes (Note 8). These warrants were valued at $358,400 based upon the Black-Scholes option-pricing model. In June 2004 the Company reduced the exercise price of these warrants to $7.65 per share. In August 2004, the Company reduced the exercise price of these warrants to $4.26 per share. As a result of the additional allocation resulting from these reductions in exercise price, the Company allocated an additional $102,800 to these warrants. In addition, warrants to acquire up to 50,000 shares of common stock exercisable at $6.00 per share for a period of two years were issued to an advisory firm in connection with the convertible notes. These warrants were valued at $184,200 based upon the Black-Scholes option-pricing model.

2003 transactions:

During the year ended December 31, 2003, the Company issued warrants to consultants to purchase 290,536 shares of the Company's common stock at prices ranging from $2.46 to $6.00 per share (the market price of the common stock at the dates of the grant). These warrants were valued at $235,000 based upon the Black-Scholes option pricing model. A related party received 33,334 of these warrants.

In addition, during the year ended December 31, 2003, the Company reduced the exercise price of certain existing warrants to purchase up to 248,288 shares of the Company's common stock to induce the holders to exercise these warrants. The warrants were initially issued in connection with the sale of preferred stock. As a result of the reduction in the exercise price, loss applicable to common stockholders was increased by $375,000 for the year ended December 31, 2003. The Company also reduced the exercise price of certain existing warrants to purchase up to 38,335 shares of the Company's common stock, including 13,334 warrants issued to Chex. As a result of the reduction in exercise price, the Company recognized an additional $28,000 of stock based compensation expense relating to these repriced warrants.

During the year ended December 31, 2004, in conjunction with various private placements, the Company issued warrants to purchase 198,529 shares of common stock at prices ranging from $3.00 to $6.00 per share.

Item 16. Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1
Agreement and Plan of Merger and Reorganization by and among the Company, EI Acquisition Corp. and Hydrogen Power, Inc. (incorporated by reference to exhibit 10.1 to the Registrant’s current report on Form 8-K filed on September 19, 2005).

2.2
First Amendment to Agreement and Plan of Merger and Reorganization by and among Equitex, Inc., EI Acquisition Corp. and Hydrogen Power, Inc. dated October 31, 2005 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on November 4, 2005).

2.3
Second Amendment to Agreement and Plan of Merger and Reorganization by and among Equitex, Inc., EI Acquisition Corp. and Hydrogen Power, Inc. dated November 11, 2005 (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 21, 2005).

2.4
Third Amendment to Agreement and Plan of Merger and Reorganization by and among Equitex, Inc., EI Acquisition Corp. and Hydrogen Power, Inc. dated December 15, 2005 (incorporated by reference from Exhibit 10.7 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on March 20, 2006).

2.5
Fourth Amendment to Agreement and Plan of Merger and Reorganization by and among Equitex, Inc., EI Acquisition Corp. and Hydrogen Power, Inc. dated January 30, 2006 (incorporated by reference from Exhibit 10.8 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on March 20, 2006).

2.6
Fifth Amendment to Agreement and Plan of Merger and Reorganization by and among Equitex, Inc., EI Acquisition Corp. and Hydrogen Power, Inc. dated March 10, 2006 (incorporated by reference from Exhibit 10.9 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on March 20, 2006).

3.1	Articles of Incorporation (incorporated by reference from the like numbered exhibits filed with the Registrant’s Registration Statement on Form S-18, No. 2-82104-D effective April 11, 1983).
3.2	Bylaws (incorporated by reference from the like numbered exhibits filed with the Registrant’s Registration Statement on Form S-18, No. 2-82104-D effective April 11, 1983).
5.1	Opinion of Maslon Edelman Borman & Brand, LLP (filed herewith).
10.1
Purchase Agreement dated September 15, 2005 with Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.2
Secured Convertible Promissory Note dated September 15, 2005 issued to Pandora Select Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.3
Secured Convertible Promissory Note dated September 15, 2005 issued to Whitebox Hedged High Yield Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.4
1993 Stock Option Plan for Non-Employee Directors (incorporated by reference from the like numbered exhibits filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1993).

10.5	1999 Stock Option Plan (incorporated by reference from the like numbered exhibits filed with the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1998).
10.6
Amendment to Secured Convertible Promissory Notes dated September 15, 2005 with Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.7
Amended Security Agreement dated September 15, 2005 with Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.8
Registration Rights Agreement dated September 15, 2005 with Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.9
Stock Pledge Agreement dated September 15, 2005 with Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.10	2003 Stock Option Plan (incorporated by reference from the like numbered exhibit filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).
10.11	Share Exchange Agreement with Aton Select Fund Limited (incorporated by reference to exhibit 10.1 to the registrant’s current report on Form 8-K filed on December 9, 2005).
10.12	Registration Agreement dated effective May 10, 2006 (incorporated by reference to the registrant’s Current Report on Form 8-K filed on May 15, 2006).
10.13	2005 Stock Option Plan (incorporated by reference form Exhibit 4.1 of the Registrant’s Registration on Form S-8, No. 333-131847 effective February 14, 2006).
10.14
Stock Purchase Agreement by and between Equitex, Inc. and the Selling Stockholders of Chex Services, Inc. (incorporated by reference from Exhibit 2.1 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on January 7, 2002).

10.15
Amendment No. 1 to the Stock Purchase Agreement by and between Equitex, Inc. and the Selling Stockholders of Chex Services, Inc. (incorporated by reference from Exhibit 2.2 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on January 7, 2002).

10.16
Stock Pledge Agreement between Equitex, Inc. and FastFunds Financial Corporation dated March 14, 2006 (incorporated by reference from Exhibit 10.2 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on March 20, 2006).

10.17
Net Profit Interest Agreement between Equitex, Inc. and FastFunds Financial Corporation dated March 14, 2006 (incorporated by reference from Exhibit 10.3 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on March 20, 2006).

10.18
Security Agreement by and between Equitex, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Partners, L.P. (incorporated by reference from Exhibit No. 10.13 filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.19
Guaranty Agreement by and between Equitex, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Partners, L.P. (incorporated by reference from Exhibit No. 10.14 filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.20
Security Agreement by and between Equitex, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Partners, L.P. (incorporated by reference from Exhibit No. 10.16 filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.21
Note Assignment agreement between Equitex, Inc. and Transporta LLC dated September 22, 2005 (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 21, 2005).

15.1	Acknowledgement of Independent Registered Public Accounting Firm, GHP Horwath, P.C. (filed herewith).
21.1	List of Subsidiaries (filed herewith).
23.1	Consent of Independent Registered Public Accounting Firm, GHP Horwath, P.C. (filed herewith).
23.2	Consent of Independent Auditors, Peterson Sullivan PLLC. (filed herewith).
23.3	Consent of Maslon Edelman Borman & Brand, LLP (included within Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

Item 17. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) that, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Description
2.1
Agreement and Plan of Merger and Reorganization by and among the Company, EI Acquisition Corp. and Hydrogen Power, Inc. (incorporated by reference to exhibit 10.1 to the Registrant’s current report on Form 8-K filed on September 19, 2005).

2.2
First Amendment to Agreement and Plan of Merger and Reorganization by and among Equitex, Inc., EI Acquisition Corp. and Hydrogen Power, Inc. dated October 31, 2005 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on November 4, 2005).

2.3
Second Amendment to Agreement and Plan of Merger and Reorganization by and among Equitex, Inc., EI Acquisition Corp. and Hydrogen Power, Inc. dated November 11, 2005 (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 21, 2005).

2.4
Third Amendment to Agreement and Plan of Merger and Reorganization by and among Equitex, Inc., EI Acquisition Corp. and Hydrogen Power, Inc. dated December 15, 2005 (incorporated by reference from Exhibit 10.7 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on March 20, 2006).

2.5
Fourth Amendment to Agreement and Plan of Merger and Reorganization by and among Equitex, Inc., EI Acquisition Corp. and Hydrogen Power, Inc. dated January 30, 2006 (incorporated by reference from Exhibit 10.8 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on March 20, 2006).

2.6
Fifth Amendment to Agreement and Plan of Merger and Reorganization by and among Equitex, Inc., EI Acquisition Corp. and Hydrogen Power, Inc. dated March 10, 2006 (incorporated by reference from Exhibit 10.9 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on March 20, 2006).

3.1	Articles of Incorporation (incorporated by reference from the like numbered exhibits filed with the Registrant’s Registration Statement on Form S-18, No. 2-82104-D effective April 11, 1983).
3.2	Bylaws (incorporated by reference from the like numbered exhibits filed with the Registrant’s Registration Statement on Form S-18, No. 2-82104-D effective April 11, 1983).
5.1	Opinion of Maslon Edelman Borman & Brand, LLP (filed herewith).
10.1
Purchase Agreement dated September 15, 2005 with Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.2
Secured Convertible Promissory Note dated September 15, 2005 issued to Pandora Select Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.3
Secured Convertible Promissory Note dated September 15, 2005 issued to Whitebox Hedged High Yield Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.4
1993 Stock Option Plan for Non-Employee Directors (incorporated by reference from the like numbered exhibits filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1993).

10.5	1999 Stock Option Plan (incorporated by reference from the like numbered exhibits filed with the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1998).
10.6
Amendment to Secured Convertible Promissory Notes dated September 15, 2005 with Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.7
Amended Security Agreement dated September 15, 2005 with Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.8
Registration Rights Agreement dated September 15, 2005 with Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.9
Stock Pledge Agreement dated September 15, 2005 with Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P. (incorporated herein by reference to the Registrant’s Form S-3/A filed with the SEC on February 10, 2006).

10.10	2003 Stock Option Plan (incorporated by reference from the like numbered exhibit filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).
10.11	Share Exchange Agreement with Aton Select Fund Limited (incorporated by reference to exhibit 10.1 to the registrant’s current report on Form 8-K filed on December 9, 2005).

10.12	Registration Agreement dated effective May 10, 2006 (incorporated by reference to the registrant’s Current Report on Form 8-K filed on May 15, 2006).
10.13	2005 Stock Option Plan (incorporated by reference form Exhibit 4.1 of the Registrant’s Registration on Form S-8, No. 333-131847 effective February 14, 2006).
10.14
Stock Purchase Agreement by and between Equitex, Inc. and the Selling Stockholders of Chex Services, Inc. (incorporated by reference from Exhibit 2.1 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on January 7, 2002).

10.15
Amendment No. 1 to the Stock Purchase Agreement by and between Equitex, Inc. and the Selling Stockholders of Chex Services, Inc. (incorporated by reference from Exhibit 2.2 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on January 7, 2002).

10.16
Stock Pledge Agreement between Equitex, Inc. and FastFunds Financial Corporation dated March 14, 2006 (incorporated by reference from Exhibit 10.2 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on March 20, 2006).

10.17
Net Profit Interest Agreement between Equitex, Inc. and FastFunds Financial Corporation dated March 14, 2006 (incorporated by reference from Exhibit 10.3 of the Registrant’s Report on Form 8-K, No. 0-12374 filed with the Securities and Exchange Commission on March 20, 2006).

10.18
Security Agreement by and between Equitex, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Partners, L.P. (incorporated by reference from Exhibit No. 10.13 filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.19
Guaranty Agreement by and between Equitex, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Partners, L.P. (incorporated by reference from Exhibit No. 10.14 filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.20
Security Agreement by and between Equitex, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Partners, L.P. (incorporated by reference from Exhibit No. 10.16 filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.21
Note Assignment agreement between Equitex, Inc. and Transporta LLC dated September 22, 2005 (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 21, 2005).

15.1	Acknowledgement of Independent Registered Public Accounting Firm, GHP Horwath, P.C. (filed herewith).
21.1	List of Subsidiaries (filed herewith).
23.1	Consent of Independent Registered Public Accounting Firm, GHP Horwath, P.C. (filed herewith).
23.2	Consent of Independent Auditors, Peterson Sullivan PLLC. (filed herewith).
23.3	Consent of Maslon Edelman Borman & Brand, LLP (included within Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on November 6, 2006.

Hydrogen Power, Inc.
(Registrant)

/s/ Henry Fong
Henry Fong
President, Chief Executive and Accounting Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Henry Fong as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Henry Fong Henry Fong	Principal financial and accounting officer and Director	November 6, 2006

/s/ Russell L. Casement * Russell L. Casement	Director	November 6, 2006

/s/ Aaron A. Grunfeld * Aaron A. Grunfeld	Director	November 6, 2006

/s/ Joseph W. Hovorka * Joseph W. Hovorka	Director	November 6, 2006

* Pursuant to a power of attorney granted in the registrant’s Registration Statement on Form S-3 (File No. 333-134155) filed on May 16, 2006.